Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated Corporate Headquarters 1000 Six PPG Place Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com	Contact: Dan L. Greenfield 412-394-3004

ATI Announces High Performance Materials & Components Segment Management Changes

Pittsburgh, PA – August 3, 2015 – Allegheny Technologies Incorporated (NYSE:ATI) today announced that John D. Sims has been named Executive Vice President, High Performance Materials and Components segment, effective immediately.

Prior to this change, responsibility for ATI’s High Performance Materials and Components segment was divided between Mr. Sims, who was responsible for the Components Group businesses, and Hunter R. Dalton, who was responsible for the Specialty Materials Group businesses.

Mr. Dalton has been named Executive Vice President, Strategic Growth Initiatives. In this new role, he will be responsible for helping develop ATI’s additive manufacturing business strategy and other profitable growth focused strategies.

Mr. Sims and Mr. Dalton will continue to report to Richard J. Harshman, ATI’s Chairman, President and CEO, and will continue to serve on ATI’s Executive Leadership Council.

“This is the next step in our strategy to reposition ATI as an aligned and integrated specialty materials and components business. Consolidating the leadership of ATI’s High Performance Materials and Components segment under John Sims will accelerate the alignment and integration of the separate business units that comprise this segment,” said Rich Harshman. “I believe there are additional opportunities to further align, streamline and improve the operating efficiencies, and enhance the competitive position of our High Performance Materials and Components segment. John Sims has knowledge and leadership experience involving each of the business units comprising this segment. This knowledge and experience combined with his commitment to disciplined continuous improvement processes are important to our efforts to maximize the performance and realize the full potential of this segment.

“We see additive manufacturing as an important component of ATI’s long-term profitable growth strategy. Hunter Dalton’s deep knowledge of ATI’s key global markets, products, and technical and manufacturing capabilities, combined with his expertise in technology and strategic development, make him uniquely capable to assess opportunities and play a leading role in developing ATI’s additive manufacturing approach and strategy development as well as other strategic growth initiatives.”

ATI also announced that Thomas J. Witheford will succeed Mr. Dalton as President of ATI Specialty Materials, which is part of the High Performance Materials and Components segment. Mr. Witheford will report to John Sims. Previously, Mr. Witheford was ATI Specialty Materials’ Senior Vice President, Operations, Technology and Quality.

John Sims joined ATI in 1996 as a product metallurgist at our continuous bar and rod mill operations in Richburg, SC. He advanced through a variety of technical and operational responsibilities at ATI Specialty Materials, including being named Vice President, Operations for ATI Specialty Materials in 2002. In 2011, Mr. Sims was named Executive Vice President, ATI Primary Metals and President, ATI Specialty Alloys and Components. In February 2013, he was

named Executive Vice President, Primary Titanium Operations, and President of ATI Specialty Alloys and Components. In September 2013, Mr. Sims was named Executive Vice President, High Performance Components Group. Prior to joining ATI, Mr. Sims served in a variety of operational and staff assignments during a 14-year career in the United States Navy. Mr. Sims earned a M.S. in Mechanical/Materials Engineering from the Naval Post Graduate School and has a B.S. in Mechanical Engineering from the University of Florida.

Hunter Dalton joined ATI in 1981 as an Industrial Engineer for ATI Specialty Materials. He advanced through a variety of commercial and operational responsibilities at ATI Specialty Materials, including being named Vice President, Operations in 1999. In 2003, Mr. Dalton was named Senior Vice President, Sales and Marketing for ATI Specialty Materials. In 2008, he was named President of ATI Specialty Materials and Group President of ATI Long Products. In 2011, Mr. Dalton was named Executive Vice President, ATI High Performance Specialty Materials Group and President of ATI Specialty Materials. Mr. Dalton has a B.S. in Industrial Management from Virginia Tech.

Tom Witheford joined ATI in 1988 as a Product Engineer at ATI’s melt operations in Latrobe, PA. He advanced through a variety of technical and operational responsibilities at ATI Specialty Materials, including being named Director, Billet Operations and General Manager of ATI’s Specialty Materials Nickel Billet SBU in 1999. In 2000, Mr. Witheford was named Vice President, Operations for GKN’s powder metals business. He was named Managing Director, Europe and Asia for GKN based in Germany in 2005. Mr. Witheford returned to ATI in 2010 as Vice President, Technology and Quality, for ATI Specialty Materials. In 2011, he was named Vice President, Operations, Technology and Quality. In 2014, he was named Senior Vice President, Operations, Technology and Quality for ATI Specialty Materials. Mr. Witheford has a BS in Metallurgical Engineering and Materials Science from Case Western Reserve University.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.3 billion for the twelve months ended June 30, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.